Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the common stock of Thorne HealthTech, Inc. is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 15, 2022

Paul F. Jacobson

By:	/s/ Paul F. Jacobson
Name: Paul F. Jacobson

Diversified Natural Products Inc.

By:	/s/ Paul F. Jacobson
Name: Paul F. Jacobson
Title: Chief Executive Officer